FOURTH AMENDMENT TO CREDIT AGREEMENT            EXHIBIT 10.17c

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"!
is entered into as of September 14, 1995, by and between TCI International, Inc., a Delaware corporation ("TCI"), TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL, a California corporation
("TCI International"), BR COMMUNICATIONS, A California corporation ("BRC") (collectively "Borrowers" and individually "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").
RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 17, 1994, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 5.3. is hereby deleted in its entirety, and the following substituted therefor:

SECTION: 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) new purchase money obligations, (c) any other liabilities of Borrowers existing as of, and disclosed to Bank prior to, the date hereof, including an aggregate $3,000,000.00 in standby letter of credit facilities from other lending institutions, and (d) bonding by a surety in the maximum aggregate amount of $10,000.

2. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.
All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.
This Amendment and the Credit Agreement shall be read together, as one document.

3. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth herein. Borrower further certifies that as of the data of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day an year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:  /s/ Sherrill Swan, Vice President

TCI INTERNATIONAL, INC.
By:  /s/ John W. Ballard, III, Vice President

TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL
By:  /s/ John W. Ballard, III, Vice President and General Manager

BR COMMUNICATIONS
By:  /s/ John W. Ballard, III, President